Exhibit 10.1

Agreed for Execution 6/17/2014

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 17th day of June 2014 (the “Effective Date”), by and between Air Products and Chemicals, Inc. (together with its affiliates and subsidiaries, the “Company”), and Seifollah Ghasemi (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ the Executive and to enter into this Agreement embodying the terms of such employment, and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

Section 1. Definitions.

(a)           “Accrued Rights” shall mean (i) unpaid Base Salary; (ii) any Annual Incentive Plan bonus previously determined and awarded by the

Committee but unpaid; (iii) any accrued but untaken and unpaid vacation; (iv) reimbursement for unreimbursed business expenses properly incurred to the date of termination; (v) such employee benefits for which the Executive may be eligible under the terms of such employee benefit plans; and (vi) any rights with respect to Company equity (or equity derivatives), in accordance with the terms contained therein.

(b)           “Agreement” shall have the meaning set forth in the preamble hereto.

(c)           “Annual Bonus” shall have the meaning set forth in Section 5(b) of this Agreement.

(d)           “Base Salary” shall have the meaning set forth in Section 5(a) of this Agreement.

(e)           “Board” shall mean the Board of Directors of the Company.

(f)           “Cause” shall mean (a) the willful failure of the Executive to substantially perform his duties (other than any such failure due to Disability) after a demand for substantial performance is delivered, which demand shall identify the manner in which the Company believes that the Executive has not substantially performed his duties; (b) Executive engaging in willful and serious misconduct that has caused or would reasonably be expected to result in material injury to the Company or any of its affiliates; (c) Executive is convicted of, or enters a plead of nolo contendere, to a crime that constitutes a felony; (d) Executive engaging in (i) repeated acts of insubordination, or (ii) an act of dishonesty which is inconsistent with the standard of behavior expected of the Chairman of the Board and Chief Executive Officer of a public corporation, or (iii) a material violation by the Executive of any provision of the Company’s Code of Conduct.

 An event (or, as the case may be, events, or omissions) shall not be Cause under any grant, program or agreement unless it (or they) would be Cause under the foregoing definition.

(g)           “Change in Control Agreement” shall mean the Air Products and Chemicals, Inc. Change in Control Severance Agreement for an Executive Officer entered into simultaneously herewith with the Executive, based upon the form, dated September 30, 2011, or as amended in accordance with Section 12(h) herein.

(h)           “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i)           “Committee” shall mean the Management Development and Compensation Committee of the Board or any successor committee of the Board responsible for setting compensation of senior executive officers.

(j)           “Company” shall have the meaning set forth in the preamble of this Agreement.

(k)           “Disability” shall have the meaning set forth in the Separation Program.

(l)           “Disqualifying Activities” shall have the meaning set forth in Section 4 (b) of this Agreement.

(m)           “Executive” shall have the meaning set forth in the preamble hereto.

(n)           “Good Reason” shall have the meaning set forth in Section 2.15 of the Separation Program.

(o)           “Highly Compensated Employee” shall have the meaning set forth in Section 2.16 of the Separation Program.

(p)           “LTIP” means the Air Products and Chemicals, Inc. Long-Term Incentive Plan, approved by the Company’s shareholders most recently on January 24, 2013.

(q)           “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(r)           “Pension Plans” shall have the meaning set forth in Section 2.18 of the Separation Program.

(s)           “Prohibited Activity” means the Executive:

(i)           making any statement, written or verbal, in any forum or media, or taking any action in disparagement of the Company, including but not limited to negative references to the Company or its products, services, corporate policies, current or former officers, directors, employees, customers, suppliers, purchasers, business partners or associates.  Notwithstanding the foregoing, nothing in this paragraph shall prevent the Executive from (A) discussing any matter in the good faith performance of his duties, (B) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements, and (C) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including but not limited to the enforcement of this Agreement or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.  The Executive, in the good faith performance of his duties, may, for example, criticize an employee, or groups of employees, products, services, corporate policies, current or former officers or employees, customers, suppliers, or business partners or associates, and such negative comments, if in the course of performing an evaluation or other business related purpose, shall not be considered engaging in a Prohibited Activity.

(ii)           Except where the Executive is acting in the reasonable and good faith performance of his duties, publishing any opinion, fact, or material, delivering any lecture or address, participating in any film, radio broadcast, television transmission, internet posting, social media, and/or any other electronic media, or communicating with any representative of the media, relating to confidential matters regarding the business or affairs of the Company;

(iii)           Except where the Executive is acting in the reasonable and good faith performance of his duties, failure to hold in confidence all Trade Secrets of the Company that came into the Executive’s knowledge during his employment by the Company, or disclosing, publishing, or making use of at any time such Trade Secrets, where the term “Trade Secret” means any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which (A) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

(iv)           Except where the Executive is acting in the reasonable and good faith performance of his duties, failure to hold in confidence all

Confidential Information of the Company that comes into the Executive’s knowledge during his employment by the Company, or disclosing, publishing, or making use of such Confidential Information, where the term “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company;

(v)           Failure, in the event of the Executive’s termination of employment for any reason, promptly to deliver to the Company all memoranda, notes, records, manuals, or other documents, including all electronic or other copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company’s business, whether made or compiled by the Executive or furnished to the Executive by virtue of the Executive’s employment with the Company; or the Executive’s failure promptly to deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to the Executive by virtue of the Executive’s employment with the Company;

(vi)           Rendering of services for any organization as an employee, officer, director, consultant, advisor, agent, broker, independent contractor, principal, or partner, or engaging directly or indirectly in any business which, in the sole judgment of the Company, is or becomes competitive with the Company during the one (1) year period following the termination or conclusion of the Executive’s employment; or directly or indirectly soliciting any customer, supplier, contractor, employee, agent, or consultant of the Company with whom the Executive had contact during the last two (2) years of Executive’s employment with the Company or became aware of through the Executive’s employment with the Company, to cease doing business with, or to terminate their employment or business relationship with, the Company; or

(vii)           Material violation of any written policies of the Company applicable to the Executive, including, without limitation, the Company’s insider trading policy.

          Notwithstanding anything herein to the contrary, it is not a Prohibited Activity: (A) For the Executive to make any disclosure or communication that is required by applicable law, regulation or legal process, and the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information; (B) Where Executive reasonably relies and acts on the written advice of Company legal counsel; (C) For the Executive to passively invest in pooled accounts, provided that the Executive does not violate any Company investment policy;  (D) Provided the Executive complies with his obligations concerning Confidential Information and does not commit or engage in what would otherwise be a Prohibited Activity, he may render services (i) as a director of an entity with a de minimis overlap with the business of the Company, (ii) to a private equity firm, but may not render services that relate to any business, product, Trade Secret, or invention of the Company, (iii)  to a private equity firm’s portfolio company, provided the portfolio company is not engaged in any business that relates to, or competes with, any business, product, Trade Secret, or invention of the Company, or any business or product of the Company that was in planning and not abandoned during the Term.  The caveats contained in this sub-paragraph, and the time limits set forth in Section 13(b)(i), shall apply to every Prohibited Activity, restrictive covenant, definition of Cause, equity and equity derivative award document and any other agreement, plan or program applicable to the Executive.

(t)           “Release Execution Period” shall have the meaning set forth in Section 12(g) hereof.

(u)           “Restricted Period” is the Term of Employment and the one (1) year period immediately following the Term of Employment.

(v)           “Retirement” shall have the meaning set forth in the LTIP, but in any event, the Executive shall be eligible for retirement treatment under all equity, equity derivative, and incentive awards after three (3) years of employment with the Company.

(w)           “Retirement Savings Plan” shall mean the Air Products and Chemicals, Inc., Retirement Savings Plan as Amended and Restated Effective October 1, 2013.

(x)            “RSG” shall mean Rockwood Specialties Group, Inc.

(y)           “Separation Program” shall mean the Air Products & Chemicals, Inc., Corporate Executive Committee Separation Program as amended as of December 1, 2013 attached as Exhibit B.

(z)           “Severance Benefits” shall have the meaning set forth in Section 12(g) hereof.

(aa)           “Start Date” is the date on which the Executive’s employment actually begins, which shall be July 1, 2014, or, such other date as the parties shall agree.

(bb)           “Term” is the period from the Start Date through September 30, 2019.

(cc)           “Term of Employment” shall mean the period specified in Section 12(a)  hereof.

Section 2. Acceptance of Employment.

The Company agrees to employ the Executive, and the Executive agrees to serve the Company, on the terms and conditions set forth herein, and for the Term as specified in Section 3.

Section 3. Term.

The employment of the Executive by the Company as provided in this Agreement shall commence on the Start Date and shall continue until September 30, 2019 (the “Term”), unless earlier terminated in accordance with the terms of Section 12 of this Agreement.

Section 4. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities.  During the Term, the Executive shall be employed by the Company as Chief Executive Officer, President, and Chairman (together with such other position or positions consistent with the Executive’s title as the Board shall reasonably specify from time to time) and shall have the duties, responsibilities and authority commensurate with such title.  The Executive will report directly to the Company’s Board of Directors.

(b) Performance.  The Executive shall, after the Start Date, devote substantially all of the Executive’s business time to the Company and not engage in any activity that (i) conflicts with the interests of the Company,  (ii) interferes with the proper and efficient performance of the Executive’s duties to the Company, (iii) interferes with the Executive’s exercise of judgment in the Company’s best interests, (iv) or which could otherwise materially interfere or conflict with the Executive performing his duties as Chief Executive Officer, President and Chairman of the Company (“Disqualifying Activities”). However, provided that, in the aggregate, such activities do not rise to the level of Disqualifying Activities, the Executive may, (i)  until January 1, 2015, continue to be employed as a director and Chairman of RSG and (ii) after January 1, 2015, may serve as a director of RSG (or, if he ceases to be a director of RSG, he may serve as a director of another company, subject to the approval of the Board).  Executive shall resign from any other board of directors on which he serves on or before August 1, 2014 or promptly thereafter unless the Board shall approve otherwise.  The Executive may also be involved in charitable, civic and professional activities, including, subject to the approval of the Company’s Board of Directors, serving on the board of a charitable organization.  Subject to the guidelines of the Company’s legal and compliance departments, the Executive may manage his and his family’s passive investments.

(c) Principal Place of Employment.  The Executive’s principal place of employment shall be at the Company’s principal headquarters in Allentown, PA, although the Executive understands and agrees that his business duties and responsibilities will require that he travel often.

Section 5. Compensation.

During the Term of Employment, the Executive shall be eligible to receive the following compensation:

(a)           Base Salary.  In accordance with the regular payroll practices of the Company, the Executive shall receive a salary at the rate of $1,200,000 per entire year, as adjusted in accordance with this Section from time to time (“Base Salary”).  The Board, or such committee of the Board as is responsible for setting compensation of senior executive officers, shall review the Executive’s performance at the conclusion of each fiscal year and, may increase but not decrease the Base Salary, except that the Company may reduce the Executive’s Base Salary prospectively if such reduction is no less favorable to the Executive than the average annual percentage reduction during the applicable fiscal year for all Highly Compensated Employees; provided further that the Company may adjust its normal payroll practices with respect to the payment of the Executive’s Salary provided that such adjustment is applicable to all Highly Compensated Employees.

(b)           Annual Bonus. The Executive shall be eligible to participate in the Annual Incentive Plan and for a target annual cash bonus of one hundred thirty percent (130%) of Base Salary ($1,560,000).   Actual annual incentive awards will be determined by the Board or a committee of the Board following the fiscal year and may be above or below the target bonus depending upon the Company’s fiscal year performance as measured by the performance measures and goals established by the Committee at the beginning of the fiscal year, and the Company’s achievement of certain nonfinancial objectives. Actual annual

incentive awards can range from zero percent (0%) to two hundred thirty percent (230%) of target.   The Company may increase the Executive’s annual incentive opportunities but may not reduce the Executive’s annual incentive opportunities, except that it may reduce such opportunities for a future year if such reduction is on a basis no less favorable to the Executive than the basis on which the Company reduces the annual incentive opportunities payable to all Highly Compensated Employees during the applicable Fiscal year.

The Executive shall be eligible to receive a pro-rata Annual Bonus for the fiscal year ending September 30, 2014 in an amount equal to the product of $1,560,000 and the Company wide payout factor determined by the Committee, multiplied by a fraction, the numerator being the number of days the Executive is employed by the Company from the Start Date to the end of the 2014 fiscal year, the denominator being 365.   The Annual Bonus, if any, shall be paid to the Executive at the same time as bonuses are generally payable to other senior executives of the Company, subject to the Executive’s continuous employment through the applicable payment date, but in no event later than the date that is two and one-half (2½) months following the last day of the year to which such bonus relates.

(c)           Long-Term Incentive Plan.The Executive shall be eligible to participate in the Long-Term Incentive Plan (“LTIP”) and receive an annual award. The LTIP annual award shall have a grant date target value of $7,000,000 based upon the Company’s standard valuation practices for equity awards. Following the October 1 start of the fiscal year, LTIP Awards typically are communicated after the November Board meeting, and granted in early December.  LTIP Awards granted to the Executive shall be proportioned in the same manner as Highly Compensated Employees’ equity awards and shall be based generally on the same form of award agreement as used for other Highly Compensated Employees, except that such award agreements shall provide for continued vesting as if the Executive had remained employed upon a termination of the Executive’s employment for Disability, as a result of the Executive’s death, by the Company without Cause, by the Executive with Good Reason, or, upon the conclusion of the Term in accordance with Section 12(f) herein and  such award agreements shall not require the Executive to be subject to any additional  Prohibited Transactions or a definition of Cause that is broader than referred to in this  Agreement.

(d)   Make Whole Award.  Within thirty days after the Start Date, the Executive will be eligible to receive a Make Whole Award with a grant date value (determined under the Company’s normal valuation practices for equity compensation) of $9 million, consisting of:

(i) $4.5 million in Stock Options (as defined in the LTIP), vesting in equal thirds on each of the first, second, and third annual anniversaries of the Executive’s Start Date, provided the Executive is employed by the Company on such date or, if he is not so employed, it is because the Executive died, was terminated due to Disability, resigned with Good Reason, or was terminated without Cause. The value of each option will be calculated based on the volume weighted average price of a Company common share for the ten (10) days leading up to and including the date of the Agreement, and based on the other inputs used for valuing option grants to all employees.

(ii) $4.5 million in Restricted Shares (as defined in the LTIP). The value of a share will be calculated based on the volume weighted average price of a  Company common share for the 10 trading days leading up to and including the date of the Agreement. These Restricted Shares will be vested when granted and their restrictions will lift on one-third of the shares on each of the first, second, and third annual anniversaries of the Executive’s Start Date, in each instance provided the Executive is employed by the Company on such date or, if he is not employed, it is because the Executive died, was terminated due to Disability, resigned with Good Reason, or was terminated without Cause prior to the third (3rd) annual anniversary of the Executive’s Start Date.  Dividends on Restricted Shares are paid in cash.  Restricted Shares are marketable only as provided by the Company.  If the Executive’s employment is terminated for Cause or by the Executive without Good Reason, then, at the Company’s discretion,  Restricted Shares that have not become unrestricted are forfeitable, but the number of forfeitable Restricted Shares shall not exceed the product of the number of Make Whole Restricted Shares, multiplied by a fraction, the numerator of which is the number of days from the termination of the Executive’s employment to three years from the Start Date, and the denominator of which is 1,095.  Dividends are subject to forfeiture to the same extent that the underlying shares are forfeited.

(iii) Make Whole Awards are otherwise subject to the rules and definitions of the LTIP, as modified herein.

Section 6. Defined Contribution Plan and Retirement Savings Plan.

The Executive shall be eligible to participate in the Company’s Defined Contribution Plan (“DCP”) and Retirement Savings Plan (“RSP”).

Section 7. Employee Benefits.

During the Term of Employment, the Executive shall be eligible to participate in such health, dental, disability insurance, life insurance and other benefits as provided from time to time by the Company upon terms and conditions and at coverage levels and coverage scope (including domestic partners, spouses and dependents) substantially equivalent, taken as a whole, to those provided generally to Highly Compensated Employees of the Company. The Company may reduce or adjust the aggregate benefits payable to the Executive if such reduction is on a basis no less favorable to the Executive than the basis on which the Company reduces aggregate benefits payable with respect to Highly Compensated Employees.  Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing the Executive notice, and the right to do so is expressly reserved.

Section 8. Reimbursement of Business Expenses.

The Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses, subject to documentation and in accordance with the Company’s generally applicable policies on reimbursement of employee business expenses, as in effect from time to time.

Section 9. Aircraft.

The Executive will have access to the corporate aircraft for business and personal travel for security purposes.  The Executive shall be responsible for taxes on personal usage of such aircraft.  The Board reserves the right to review,  alter and discontinue the use of corporate aircraft.

Section 10. Vacation.

The Executive will be entitled to annual vacation in accordance with the Company’s vacation policy as in effect from time to time.

Section 11. Directors and Officers Insurance.

At all times after the Start Date, the Executive will be subject to and covered by the Company’s indemnification policies, by-laws, and procedures, as they currently exist and as hereinafter amended. The Executive shall further be covered by the Company’s then-current Directors and Officers insurance. The Executive understands and agrees that the policies, by-laws, and procedures as in existence on the Start Date may be amended by the Board in its sole and absolute discretion, provided that the level of protection afforded the Executive shall in the aggregate not be reduced.  This Section 11 shall survive the Executive’s termination of employment.

Section 12. Termination of Employment.

(a)           General.  The Term of Employment shall commence on the Start Date and terminate upon the earliest to occur of (i) the Executive’s death, (ii)  termination by reason of a Disability, (iii) termination by the Company with or without Cause, (iv)  termination by the Executive with or without Good Reason, (v) expiration of the Term.

(b)           Termination by the Company for Cause.  The Company may terminate the Executive’s employment at any time by providing Executive with written notice pursuant to Section 23 of this Agreement, that his employment has been terminated for Cause.  If the Executive is terminated by the Company for Cause, he shall receive the Accrued Rights and continue to be covered by the Company’s policies and practices regarding indemnification and director’s and officer’s insurance in the same amount and to the same extent as the Company covers its other officers and directors.

(c)           Termination by the Executive without Good Reason.  The Executive may terminate his employment without Good Reason by providing the Company one hundred eighty (180) days’ written notice of such Termination pursuant to Section 23 of this Agreement.  In the event of a termination of employment by the Executive under this Section, the Executive shall be entitled only to the Accrued Rights.  In the event of termination of the Executive’s employment under this Section, the Company may, in its sole and absolute discretion, by written notice pursuant to Section 23, accelerate such date of termination without changing the characterization of such termination as a termination by the Executive without Good Reason; and more specifically, such written notice and acceleration shall not constitute a termination without Cause by the Company, nor provide a basis for a claim of Good Reason, nor a “covered termination” nor a “Termination of Employment” within the meaning of the Separation Program. If the Executive terminates his employment without Good Reason, he shall continue to be covered by the Company’s policies and practices regarding indemnification and director’s and officer’s insurance in the same amount and to the same extent as the Company covers its other officers and directors.

(d)           Termination by the Company without Cause or resignation by the Executive for Good Reason.

(i)  If on or prior to the third annual anniversary of the Start Date, the Executive is no longer employed by the Company because the Executive was terminated without Cause or resigned for Good Reason, the Executive will (A) be subject to the Separation Program; (B) shall continue to vest in the Make Whole Award as if Executive remained employed; (C) restrictions on Restricted Shares shall continue to lift as if the Executive remained employed, and (D) all other equity awards shall continue to vest in accordance with Section 5(c) herein and (E) if more favorable, he may be eligible for Retirement with respect to all outstanding equity awards; (F) continue to be covered by the Company’s policies and practices regarding indemnification and director’s and officer’s insurance in the same amount and to the same extent as the Company covers its other officers and directors.  Other than as stated in this Section, the Executive shall have no other rights or remedies, unless such termination falls within the scope of the Change in Control Agreement, in which event the Change in Control Agreement shall apply.

(ii)  If subsequent to the third annual anniversary of the Start Date, the Executive is no longer employed by the Company because the Executive was terminated without Cause or resigned for Good Reason, the Executive shall receive the same terms as stated in subsection (i), above; provided, however, that the Executive shall also be subject to the Separation Program, but the two years of salary and bonus payable to the Executive under the Separation Program shall be multiplied by a fraction, the numerator of which shall be the number of days from the last day of employment until September 30, 2019, and the denominator being 730.   The Executive shall continue to be covered by the Company’s policies and practices regarding indemnification and director’s and officer’s insurance in the same amount and to the same extent as the Company covers its other officers and directors.  The Executive may be eligible for Retirement.  Other than as stated in this Section, the Executive shall have no other rights or remedies, unless such termination falls within the scope of the Change in Control Agreement, in which event the Change in Control Agreement shall apply.

(e)           Termination Due to Death or Disability.  If the Executive dies, or his Employment terminates by reason of Disability during the Term of this Agreement, the Executive’s employment hereunder shall terminate upon his death or upon the determination of a termination for Disability, and all obligations of the Company hereunder shall terminate on such date, except that the Executive’s estate or his designated beneficiary shall be entitled to (i) payment of the Accrued Rights; (ii) in lieu of the Annual Incentive Plan, a lump sum pro-rata portion of the Annual Bonus, based upon the percentage of the fiscal year that has elapsed through the date of termination, for the year in which such termination occurs, payable when such Annual Bonus would have otherwise been payable had the Executive’s employment not terminated, and further based on one hundred percent (100%) of Target for the fiscal year in which termination occurs; (iii) full immediate vesting of the Make Whole Award; (iv) the lifting of restrictions on the Restricted Shares on the same terms and conditions as if the Executive remained employed; (iv) other equity awards, if any, shall be treated in accordance with the terms of their award agreements; (v) if Executive’s employment terminated as a result of a Disability, Executive may also be eligible for Retirement, and (vi) the Executive or his Estate, as the case may be, shall continue to be covered by the Company’s policies and practices regarding indemnification and director’s and officer’s insurance in the same amount and to the same extent as the Company covers its other officers and directors.

(f)           Conclusion of the Term.  In the event that the Executive’s employment ends by reason of the expiration of the Term, the conclusion of the Executive’s employment will be treated as a Retirement. Notwithstanding anything to the contrary, (i) awards granted to Executive that are outstanding for less than one year shall not be forfeited but shall continue to vest as if the Executive continued to be employed, (ii) the restrictions on Restricted Shares shall continue to lift as if the Executive remained employed, and (iii) all other equity and equity derivatives shall continue to vest or remain exercisable in accordance with Section 5(c) herein. In addition, the Executive shall continue to be covered by the Company’s policies and practices regarding indemnification and director’s and officer’s insurance in the same amount and to the same extent as the Company covers its other officers and directors.  The conclusion of employment as a result of the Executive continuing employment through the end of the Term and then departing due to expiration of the Term is neither a termination without Cause, nor Good Reason, nor a “covered termination” nor a “Termination of Employment” within the Separation Program.  Retirement is neither a termination without Cause, nor Good Reason, nor a “covered termination” nor a “Termination of Employment” within the Separation Program.

(g)           Conditions to Severance Benefits.

Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to this Section (other than the Accrued Rights and continued coverage by the Company’s policies and practices regarding indemnification and director’s and officer’s insurance in the same amount and to the same extent as the Company covers its other officers and directors) (collectively, the “Severance Benefits”) in connection with any termination of the Executive’s employment shall be conditioned upon the Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims in the form generally as in the attached Exhibit A (and the expiration of any revocation period contained in such Release of Claims), within the time specified therein (the “Release Execution Period”).  If the Executive fails, after being presented with the Release of Claims by the Company in a timely manner, to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of the Release Execution Period, or timely revokes his acceptance of such release following its execution, the Executive shall not be entitled to any of the Severance Benefits.

(h)           Change in Control Agreement for Executive.

The parties will execute the Company’s Change in Control  Agreement. Executive’s benefits under such agreement shall not be subject to any reduction or elimination due to his age, except that in any valuation of a non-competition agreement performed in connection with mitigating an excise tax under Sections 280G and 4999 of the Code, the age of the Executive may be taken into account in performing such valuation.  In the event of a termination of employment that is subject to the Change in Control Agreement, the benefits under such Change in Control Agreement shall not result in less favorable treatment of any element than the Executive would receive if such agreement did not apply.

Section 13. Restrictive Covenants.

(a) Non-Competition and Non-Solicitation.  The Executive agrees and understands that the non-competition and non-solicitation covenants substantially in the form attached as Exhibit B to the Separation Program shall be applicable to the Executive and the Executive agrees to be so bound in accordance with the Separation Program, subject to the caveats contained in Section 1(r) herein. Notwithstanding anything that may be contained in any other document, the Restricted Period of non-competition and non-solicitation covenants shall be limited to the Term of Employment and the one (1) year immediately following the conclusion of the Term of Employment.

(b) (i)  Prohibited Activities.  The Executive agrees and understands that he may not, at any time during the Term of Employment and within one (1) year after the termination of the Executive’s employment (the “Restricted Period”), for any reason, engage in Prohibited Activity. In the event that the Executive has engaged in a Prohibited Activity during the Restricted Period, the Company may forfeit, cancel, modify, rescind, suspend, withhold, or otherwise limit or restrict any unexpired, unpaid, unexercised, or deferred awards held by the Executive at the time of such engagement, and any exercise, payment, or delivery of an award or shares pursuant to such an award may be rescinded. In the event of any such rescission, the Executive shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment, or delivery, in such manner and on such terms as may be required by the Company, and the Company shall be entitled to reduce any amount owed to the Executive by the Company by such gain or payment.  This is not the Company’s sole remedy to the Executive’s engagement in Prohibited Activity, and the Executive understands, acknowledges and agrees that the

Company may seek the remedy under this subsection without limitation. The provisions of this Section are in addition to, and shall not supersede, the terms of any other agreement entered at the time the Executive is employed by the Company. The Executive expressly acknowledges and agrees that the foregoing provisions of this Section are material and important terms of this Agreement and that the Executive’s agreement to be bound by the terms of this Section is a condition precedent to the Company’s consummation of this Agreement.

 (B).           The Company agrees that its directors and Named Executive Officers shall not during the Term of Employment and for one year thereafter, publicly disparage the Executive with regard to his performance as Chairman, Chief Executive Officer, or President of the Company.  Notwithstanding the foregoing, nothing in this paragraph shall prevent the Company and its employees, executive officers and directors from (1) discussing any matter with any of the Company's  directors, executive officers, employees, legal,  compliance or human resources officers; (2) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements, (iii) making any truthful statement to the extent necessary (a) with respect to any litigation, arbitration or mediation involving this Agreement, including but not limited to the enforcement of this Agreement,  or

(b) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

(c)  Injunction.  The Executive acknowledges and agrees that, because of the unique and extraordinary nature of his services, any breach or threatened breach of any of the above provisions of this Section will cause the Company irreparable injury and incalculable harm and, therefore, the Company will have no adequate remedies at law. The Executive, therefore, agrees in advance that Company shall be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by the Company to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which the Company may have with respect to such breach or threatened breach.  The Executive agrees that in such action, if the Company makes a prima facie showing that the Executive has violated or apparently intends to violate any of the provisions of this Section, the Company need not prove either damage or irreparable injury in order to obtain injunctive relief.  The Company and the Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in the

Commonwealth of Pennsylvania and each of the parties hereto agrees to accept service of process by any form of notice described in Section 23 of this Agreement, and to consent to the jurisdiction of such courts.

(d) Severability.  If any provision contained within this Section is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then such restriction shall be enforced to the maximum extent permitted by law, and the Executive agrees that such extent, duration or scope may be modified in any proceeding brought to enforce such restriction.

Section 14. Representations and Warranties of Executive.

Executive represents and warrants to the Company that:

(a) The Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b) The Executive has not violated, and in connection with his employment with the Company will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he was, is, or may be bound;

(c) In connection with his employment with the Company, the Executive will not be in violation of any agreement with any prior employer regarding the use of any confidential or proprietary information he may have obtained in connection with employment with any prior employer;

(d) To the best of his knowledge, the Executive is not, and has not been, the subject of any investigation, whether by any prior employer, any governmental or regulatory authority, or any self-regulatory organization; and

(e) The Executive has had a full and complete opportunity to consult with counsel of the Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and the Company made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as stated in this Agreement.

Section 15. Company Policies.

The terms and conditions of the Executive’s employment are governed by the Company’s standard policies and procedures except where otherwise stated in this Agreement.  The Executive must acquaint himself with all such standard policies and comply with them during the Executive’s employment.  In addition, as a condition of this offer and Executive’s employment with the

Company the Executive will be required to participate in the Company’s stock retention program, and shall, as a condition precedent to this agreement, execute and comply with the terms of the Company’s Employee Patent and Confidential Information Agreement.

Section 16. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.  The Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code (“Section 409A”) to such payments.

Section 17. Section 409A.

It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

Neither the Executive nor any of the Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Executive or for the Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by the Executive to the Company or any of its affiliates.

If, at the time of the Executive’s separation from service (within the meaning of Section 409A), (i) the Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) an amount payable under a Company

Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule as set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period (provided, in all events, the Non-Compete Period shall be computed as if the payment of such amount(s) had not been delayed).

Notwithstanding any provision of any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, after consultation with the Executive, the Company reserves the right to make amendments to this Agreement and any other Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.  In any case, the Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive for the Executive’s account in connection with any Company Plan (including any taxes and penalties under Section 409A).

Notwithstanding any provision in this Agreement to the contrary: (i) each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code; and (ii) to the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (A) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, (B) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

Section 18. Effect of Section 280G of the Code.

(a)           Notwithstanding any other provision of this Agreement to the contrary, and except as provided in this Section, to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Company (or by any affiliate of the Company, any person or entity who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets, within the meaning of Section 280G of the Code, and the regulations thereunder), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) only if and to the extent that a reduction in the Total Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received the entire amount of such Total Payments. Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating vesting of whole shares not subject to Treasury Regulation 280G-1,

Q&A 24(c), then by reducing options subject to Treasury Regulation 280G-1, Q&A 24(c) and finally by reducing whole shares subject to Treasury Regulation 280G-1, Q&A 24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined herein). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b)           The determination of whether the Total Payments shall be reduced as provided in this Section and the amount of such reduction shall be made at the Company’s expense by an accounting firm jointly selected by the Company and the Executive from among its independent auditors and the five (5) largest accounting firms (an “Eligible Accounting Firm”) in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) days of the last day of the Executive’s employment. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Total Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive. If the Accounting Firm determines that an Excise Tax would be payable, the Executive shall have the right to accept the Determination of the Accounting Firm as to the extent of the reduction, if any, pursuant to this Section, or to have such Determination reviewed by another Eligible Accounting Firm selected by the Executive, at the expense of the Company, in which case the determination of such second accounting firm shall be binding, final and conclusive upon the Company and the Executive.

Section 18. Legal Fees.

The Company shall reimburse all reasonable and documented legal fees and commercially reasonable expenses incurred in connection with the drafting, negotiation and execution of the Executive’s employment agreement.  In order to be entitled to reimbursement:  (i) the Executive must execute this Agreement and commence employment; and (ii) the Company must receive a bill from the Executive’s counsel which is sufficiently detailed to enable the Company to assess the reasonableness of any fees and costs but without the narrative as to any time entries or work performed.

Section 19. Successors and Assigns; No Third-Party Beneficiaries.

(a) Assignability.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  The Company may assign its rights, together with its obligations hereunder only to a successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

(b) No Third-Party Beneficiaries.  Except as otherwise set forth herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company and the Executive any legal or equitable right, remedy, or Claim under or with respect to this Agreement or any provision of this Agreement.

Section 20. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 21. Survival.

All sections of this Agreement survive beyond the Term of Employment except as otherwise specifically stated.

Section 22. Governing Law

This agreement is governed by and is to be construed under the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws jurisprudence. Any dispute arising hereunder or concerning or relating to the Executive’s employment shall be finally settled by the state and federal courts sitting in the Commonwealth of Pennsylvania and each of the parties hereto agrees to accept service of process by registered mail and to otherwise consent to the jurisdiction of such courts.

Section 23. Notices.

(a) Place of Delivery.  Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address be so designated, all notices and communications by the Executive to the Company shall be mailed or delivered to the Company at its principal executive office, with a copy (which shall not constitute notice) to: Steven Eckhaus, Esq., Cadwalader, Wickersham & Taft, LLP, 1 World Financial Center, New York, New York 10281; and all notices and communications by the Company to the Executive may be given to the Executive personally or may be mailed to the Executive at the Executive’s last known address, as reflected in the Company’s records, with a copy (which shall not constitute notice) to: Michael Sirkin, Esq., Proskauer Rose LLP, Eleven Times Square, New York, NY 10036.

(b) Date of Delivery.  Any notice so addressed shall be deemed to be given (i) if delivered by hand, or by e-mail, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 24. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 25. No Presumption of Authorship.

This Agreement has been thoroughly negotiated and there is no presumption that either party drafted this agreement.

Section 26. Entire Agreement.

This Agreement, together with the attached exhibits and Company Plans and programs referred to herein, constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 27. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

*           *           *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

AIR PRODUCTS AND CHEMICALS, INC.

/s/ William L. Davis

By:	William L. Davis

Title:	Director and Chairman – Management Development and Compensation Committee

Date:	June 17, 2014

SEIFOLLAH GHASEMI

/s/ Seifollah Ghasemi

Date:	June 17, 2014